Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase (as defined below), the related Letter of Transmittal, and any amendments or supplements to such Offer to Purchase or Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (and no tender will be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in any such jurisdiction in compliance with such laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock of
The Medicines Company
at
$85.00 Net Per Share in Cash by
MEDUSA MERGER CORPORATION
an indirect wholly owned subsidiary of
NOVARTIS AG

Medusa Merger Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Novartis AG, a company organized under the laws of Switzerland (“Parent”), is offering to purchase all the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of The Medicines Company, a Delaware corporation (the “Company”), at a price of $85.00 per share, net to the seller in cash (the “Offer Price”), without interest thereon and subject to any tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 5, 2019 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” which, together with the Offer to Purchase, collectively constitute the “Offer”). Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the tender of Shares in the Offer. Purchaser will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, LLC, which is acting as the Depositary for the Offer (the “Depositary”) and Innisfree M&A Incorporated, which is acting as the information agent for the Offer (the “Information Agent”). Stockholders with Shares held through a broker, dealer, commercial bank, trust company or other nominee should consult with their broker or other nominee to determine whether any charges will apply.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY OF FRIDAY, JANUARY 3, 2020, UNLESS THE OFFER IS EXTENDED.

Purchaser is making the Offer pursuant to an Agreement and Plan of Merger, dated as of November 23, 2019 (the “Merger Agreement”), by and among Parent, Purchaser and the Company. Following the completion of the Offer, Purchaser will be merged with and into the Company (the “Merger”) without a vote of the stockholders of the Company in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), the Company will survive the Merger as an indirect wholly owned subsidiary of Parent, and each Share not previously purchased in the Offer (other than (i) Shares that at the effective time of the Merger (the “Effective Time”) are owned by the Company, Parent, Purchaser, any other subsidiary of Parent or any subsidiary of the Company or that are held in the Company’s treasury and (ii) Shares that are outstanding immediately prior to the Effective Time and that are held by a Company stockholder who properly demands and perfects appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest and subject to any tax withholding. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.” The Company’s board of directors has unanimously (i) declared the Merger Agreement and the Transactions, including the Offer and the Merger, advisable and in the best interests of the Company and the Company’s stockholders, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) determined to recommend that the stockholders of the Company (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer, (iv) assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.10 of the Merger Agreement, resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of the Merger Agreement or the Transactions and (v) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered pursuant to the Offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL) and not properly withdrawn prior to 12:00 Midnight, New York City time, at the end of the day of Friday, January 3, 2020 (unless the Offer is extended), the number of Shares that (together with any Shares owned by Parent and its affiliates) represent at least a majority of Shares outstanding at the date and time (the “Offer Expiration Time”) at which the Offer expires by its terms (the “Minimum Tender Condition”). The Offer is also subject to certain other conditions set forth in the Offer to Purchase, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the absence of a legal restraint making consummation of the Offer or the Merger illegal or otherwise prohibited or imposing a Substantial Detriment (as defined in the Merger Agreement), and other customary conditions as described in Section 14—“Conditions of the Offer” of the Offer to Purchase. A summary of the principal terms of the Offer appears on pages 1-8 of the Offer to Purchase.

Subject to the terms of the Merger Agreement, Purchaser may, at any time and from time to time prior to the Offer Expiration Time, increase the Offer Price, waive any Offer Conditions or make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, except that, without the consent of the Company, Purchaser may not: (i) reduce the number of Shares subject to the Offer; (ii) reduce the Offer Price; (iii) directly or indirectly amend, modify, supplement or waive the Minimum Tender Condition or the Offer Condition that the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”); (iv) add to or directly or indirectly amend, modify or supplement any Offer Condition; (v) except as otherwise provided in the Merger Agreement, extend or otherwise change the Offer Expiration Time; (vi) directly or indirectly amend, modify or supplement any other term of the Offer in any individual case in any manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer; (vii) extend or otherwise change the Offer Expiration Time, except as expressly required or permitted by the Merger Agreement; (viii) change the form of consideration payable in the Offer; or (ix) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The term “Offer Expiration Time” means 12:00 Midnight, New York City time, at the end of the day of Friday, January 3, 2020, unless and until, in accordance with the terms of the Merger Agreement and applicable law, Purchaser extends the period of time for which the Offer is open, in which case the term “Offer Expiration Time” means the latest time and date at which the Offer, as extended by Purchaser, expires.

If, as of 11:59 p.m. Eastern Time on the day before February 23, 2020 (the “End Date”), all of the Offer Conditions, other than (i) the Minimum Tender Condition, (ii) the Offer Conditions relating to the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act or the existence of a legal restraint making consummation of the Offer or the Merger illegal or otherwise prohibited or imposing a Substantial Detriment (as defined in the Merger Agreement) and (iii) those Offer Conditions that by their nature are to be satisfied at the Offer Expiration Time have been satisfied or waived, then the End Date will be automatically extended to August 23, 2020.

Subject to the terms of the Merger Agreement and applicable law, Purchaser may extend the Offer by giving written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Offer Expiration Time. Purchaser reserves the right to, and under certain circumstances the Company may require Purchaser to, extend the Offer, as described in Section 1 of the Offer to Purchase.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives notice to the Depositary of Purchaser’s acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. For a description of the procedure for tendering Shares, see the Offer to Purchase. Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of (i) the certificates for the Shares, together with a Letter of Transmittal, properly completed and duly executed (or a manually executed facsimile thereof), with any required signature guarantees, or (ii) in the case of a transfer effected under the book-entry transfer procedures described in Section 3 of the Offer to Purchase —“Procedure for Tendering Shares,” either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message as described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase and any other documents required by the Letter of Transmittal.

Except as provided in Section 4 “Withdrawal Rights” of the Offer to Purchase, or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time prior to the Offer Expiration Time and, unless accepted for payment and paid for by Purchaser in the Offer, may also be withdrawn at any time after February 3, 2020, pursuant to Section 14(d)(5) of the Exchange Act. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at The Depository Trust Company (“DTC”) to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase at any time prior to the Offer Expiration Time.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its reasonable discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, including matters pertinent to non-U.S. stockholders, see Section 5—“Certain U.S. Federal Income Tax Consequences” of the Offer to Purchase.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has agreed to provide Purchaser with the Company’s stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of Purchaser to record holders of Shares and will be furnished by or on behalf of Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase, the related Letter of Transmittal and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Company’s board of directors and the reasons therefor) contain important information. Stockholders should carefully read these documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the location and telephone numbers set forth below. Requests for copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at the address and telephone numbers set forth below and will be furnished at Purchaser’s expense. Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer.

Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022

Stockholders may call toll-free:
(888) 750-5834

Banks and Brokers may call collect:
(212) 750-5833

December 5, 2019